Exhibit 99.1

Press Release

Aspen Establishes Lloyd’s Syndicate 4711

Hamilton, Bermuda, March 28, 2008   —   Aspen Insurance Holdings Limited (‘‘Aspen’’ or the ‘‘Company’’) (NYSE:AHL), today announced that it received approval from Lloyd’s to establish a new Lloyd’s Syndicate, called Syndicate 4711 with the pseudonym of ‘‘ASP’’. Syndicate 4711 will commence underwriting from early April for business incepting from May 1, 2008.

Syndicate 4711 is managed by a newly created Lloyd’s managing agency, Aspen Managing Agency Limited (‘‘AMAL’’), which is authorized by the Financial Services Authority in the UK. Syndicate 4711 is supported by a corporate member, which is a wholly owned subsidiary of Aspen.

The active underwriter of Syndicate 4711 is Matthew Yeldham, Head of International Insurance at Aspen. Matthew retains his existing responsibilities in addition to assuming his new role with Syndicate 4711.

Syndicate 4711’s business plan for 2008 is to renew certain participations on selected classes of business currently written by its existing UK company, Aspen Insurance UK Limited. These classes include Energy, Hull, Marine Liability, Transportation related Liability, Aviation and certain specialty reinsurance lines.

In 2008, Aspen plans to write approximately $100 million of its forecast GWP (gross written premiums) in Syndicate 4711. This is not expected to have a material impact on the consolidated GWP expected to be written by the Company in 2008.

Aspen believes the Lloyd’s brand, market positioning and licences make it a leading specialist insurance market for many of the lines in which Aspen has strong leadership positions.

Commenting on the announcement, Chris O’Kane, Chief Executive Officer of Aspen Insurance Holdings, said: ‘‘Lloyd’s is widely regarded as a leading marketplace for many of the classes of business which we currently underwrite and offers an unrivalled distribution network. The establishment of a presence at Lloyd’s is a key strategic objective for Aspen as it provides a major enhancement to our multi-platform capability as we continue to develop our business’’.

CONTACT:

Aspen Insurance Holdings Limited
Tania Kerno, Head of Communications	+44-20-7184-8855
Noah Fields, Head of Investor Relations	+1-441-297-9382
Press Inquiries
Sarah Gestetner/Justin Griffiths, Citigate Dewe Rogerson	+44-20-7638 9571
Eliza Johnson, Abernathy MacGregor	+1-212-371-5999

About Aspen Insurance Holdings Limited

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, the United States, the United Kingdom, and Switzerland. For the year ended December 31, 2007, Aspen reported gross written premiums of $1.8 billion, net income of $489.0 million and total assets of $7.2 billion. For more information about Aspen, please visit www.aspen.bm.

Aspen’s Ratings
Aspen Insurance UK Limited	Aspen Insurance Limited
A (Strong) Standard & Poor’s	A (Strong) Standard & Poor’s
A (Excellent) A.M. Best	A (Excellent) A.M. Best
A2 (Good) Moody’s	A2 (Good) Moody’s

Aspen Specialty Insurance Company
A− (Excellent) A.M. Best

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains written, and Aspen’s officers may make related oral, ‘‘forward-looking statements’’ within the meaning of the U.S. federal securities laws regarding Aspen’s establishment of a new Lloyd’s Syndicate. . These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as ‘‘expect,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘project,’’ ‘‘forecast,’’ ‘‘anticipate,’’ ‘‘seek,’’ ‘‘will,’’ ‘‘estimate,’’ ‘‘may,’’ ‘‘continue,’’ and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements. Aspen believes these factors include, but are not limited to: the regulatory approvals required before AMAL can commence operations; the impact of a deteriorating credit environment created by the sub-prime crisis; the possibility of greater frequency or severity of claims and loss activity; loss of key personnel; a decline in our operating subsidiaries’ ratings with Standard & Poor’s, A.M. Best Company or Moody’s Investors Service; the overall level of competition and the related demand and supply dynamics as contracts come up for renewal; the number and type of insurance and reinsurance contracts that we wrote at the January 1st and expect to write at other renewal periods in 2008 and the premium rates available at the time of such renewals within our targeted business lines; increased competition on the basis of pricing, capacity, coverage terms or other factors; decreased demand for Aspen’s insurance or reinsurance products and cyclical downturn of the industry; changes in governmental regulations, interpretations or tax laws in jurisdictions where Aspen conducts business; proposed and future changes to insurance laws and regulations; and Aspen or its Bermudian subsidiaries becoming subject to income taxes in the United States or the United Kingdom.

For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this release, please see the ‘‘Risk Factors’’ section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the U.S. Securities and Exchange Commission on February 29, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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